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                                                                   EXHIBIT 3.2.3

                              ARTICLES OF AMENDMENT
                                       OF
                         FRANKLIN FINANCIAL CORPORATION

                                       1.

         The name of the Corporation is Franklin Financial Corporation.

                                       2.

         The Restated Charter of the Corporation, as amended, shall be further amended by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

                  "The Corporation shall have authority to issue 500,000,000 shares of Common Stock having no par value, designated "Common Stock." The holders of Common Stock shall have unlimited voting rights, in that such holders shall be entitled to elect all of the members of the Board of Directors of the Corporation and shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. The holders of common stock shall have the right to receive the net assets of the Corporation upon dissolution.

                  Effective with the filing of this Amendment, each one share of the Corporation's Common Stock issued and outstanding on the Effective Date of this Amendment shall be automatically changed without further action into one-fourth (1/4) of a fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Corporation shall pay to each shareholder who would otherwise be entitled to a fractional share as a result of such change the cash value of such fractional share based upon the fair market value of the Common Stock as determined by the Board of Directors."

                                       3.

         The amendment set forth in paragraph 2 of these Articles of Amendment was adopted on August 21, 2000 by the Board of Directors of the Corporation.

                                       4.

         The amendment set forth in paragraph 2 of these Articles of Amendment was duly adopted by the shareholders of the Corporation on October 3, 2000 in accordance with the provisions of Code Section 48-20-103 of the Tennessee Business Corporation Act.


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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be executed by the undersigned on this 17 day of October, 2000.

                                    FRANKLIN FINANCIAL CORPORATION


                                    By: /s/ Richard E. Herrington
                                       ----------------------------------
                                    Richard E. Herrington
                                    President and Chief Executive Officer